Exhibit 99




                            Contact:  Media Relations   Investor Relations
                                      Jim Badenhausen   William Pike
                                      212-761-4472      212-761-0008


                                                         For Immediate Release

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Morgan Stanley



Michael Miles Steps Down from Morgan Stanley Board of Directors


NEW YORK, September 6, 2005 - The Board of Directors of Morgan Stanley (NYSE:
MWD) announced today that Michael A. Miles has resigned from the Board effective immediately.

In a letter today to Chairman and CEO John J. Mack, Mr. Miles wrote, "It has been a privilege for me to serve on the Board of Morgan Stanley, and to see the company grow into one of the financial services industry's strongest global franchises. I'm confident that your return as CEO will help to ensure the continued success of the Firm in the years ahead. At the same time, I believe there is always a need for change and refreshment in any organization. Accordingly, following the recent election of three outstanding new directors, I believe the time has come for me to step down from the Board."

Mr. Mack said, "Mike Miles has shown great commitment to Morgan Stanley throughout his tenure on the Board. The entire Board appreciates the experience and perspective that Mike brought to his role as a director and joins me in thanking him for the contribution he made to Morgan Stanley over more than a decade of service."

In August, the Board elected three new directors - Roy J. Bostock, Charles H. Noski and O. Griffith Sexton. With the resignation of Mr. Miles, the Board currently has 13 directors, including 11 independent directors.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management, and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.


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